Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES INITIAL GUIDANCE FOR 2007

Highlights of Initial 2007 Guidance
•	Sales for 2007 anticipated to be in the range of $230 to $260 million. This reflects a –6% to +6% change over the midpoint of projected sales of $240 to $250 million for 2006.
•	Sales projections reflect ASV’s current visibility regarding the 2007 macro economic environment and the expectation that the current period of softness will continue through the first half of 2007.
•	Sales breakdown for 2007 is expected to be as follows:
•	ASV machines approximately 54.0% of total net sales

•	OEM undercarriages approximately 21.5% of total net sales

•	Parts approximately 14.5% of total net sales

•	Loegering products approximately 10.0% of total net sales
•	Diluted earnings per share is expected to be in the range of $.68 to $.87 per share, a –17% to +6% change over the midpoint of the anticipated EPS range of $0.80 to $0.84 for 2006.
•	EPS figures reflect a greater investment in SG&A and R&D in support of ASV’s long-term strategic priorities and are based on 26.7 million diluted shares outstanding.
Grand Rapids, MN (December 21, 2006) — ASV, Inc. (Nasdaq: ASVI) today issued its initial financial guidance for 2007. Net sales for the year ending December 31, 2007 are anticipated to be in the range of $230 to $260 million, a change of –6% to +6% over the midpoint of its anticipated sales of $240 to $250 million for 2006. 2007 net earnings are expected to be in the range of $18.1 to $23.2 million, compared to the range of $21.9 to $23.2 million of anticipated earnings for 2006.
“While we are encouraged by recent indicators that suggest the residential construction sector may be stabilizing, the duration of the current economic slowdown is still unclear and we are taking a conservative view of the first half of 2007,” stated ASV CEO Richard Benson. “We are taking full advantage of the current pause to concentrate on strategy and process initiatives. Our entire organization is embracing efforts to improve the effectiveness of our worldwide dealer network, to implement programs to enhance ASV’s corporate and brand identity, to strengthen new product introduction and to put robust processes in place to assure a culture of continuous improvement in everything we do. We believe that the application of rubber track technology to improve machine performance is still in the early stages and are confident that ASV will continue to be a leading player in this growing industry.”
Sales of ASV machines are expected to account for approximately 54.0% of ASV’s total projected net sales for 2007, representing a – 3% to +10% change over 2006. This reflects the anticipated strengthening of the ASV dealer network and the launch of the Scout utility vehicle, offset in part by slower housing construction activity which affects dealer and customer psychology.
OEM undercarriage sales to Caterpillar Inc. (NYSE: CAT) and Vermeer Manufacturing Company are expected to account for approximately 21.5% of ASV’s projected net sales for 2007. The 9% to 19% decline in OEM undercarriage sales reflects lower order rates from Caterpillar associated with the slowdown in the U.S. housing sector, along with a transition to new models of Caterpillar’s Multi Terrain Loader (MTL) during 2007.
Parts sales are expected to grow 5% to 18% over 2006 and account for approximately 14.5% of 2007 total net sales. This increase reflects the continued growth in the field population of ASV and Caterpillar machines, offset in part by the lower levels of construction activity and machine usage.

Sales of Loegering Mfg. Inc. products are expected to account for approximately 10.0% of ASV’s projected net sales for 2007. This represents a –6% to +6% change over 2006, and reflects current conditions in the skid steer loader market, the primary consumer of Loegering’s traction products.
ASV’s 2007 operating margin is anticipated to be in the range of 11.4% to 13.2%. Assuming 26.7 million fully diluted shares outstanding for 2007, ASV expects its earnings per share to be in the range of $.68 to $.87. This reflects a –17% to +6% change over the midpoint of ASV’s estimated range of diluted earnings per share of $0.80 to $0.84 for 2006. This earnings per share estimate includes an anticipated $.07 per share effect related to SFAS 123(R).
Question and Answer

Q1:	What financial assumptions were made to develop the 2007 EPS guidance?

A:	Management made the following assumptions to develop its 2007 EPS projections:
•	Gross margin in the range of 23.0% to 23.5%
•	SG&A inclusive of stock option related expenses in the range of 9.3% to 10.4%
•	R&D expenses of 1.0% to 1.2%
•	Income tax rate: 36.0%
•	Fully diluted shares outstanding: 26.7 million
Q2:	Please elaborate on the adjustments for SFAS 123(R) and the impact on earnings per share.

A:	SFAS 123(R) requires the fair value of all share-based payment transactions, including stock options, be recognized in the financial statements. The combined effect of adopting SFAS 123(R) for those stock options previously granted and options anticipated to be granted in 2007 is expected to be approximately $0.07 per diluted share.

Q3:	Could you provide additional information on your cash flow assumptions for 2007?
A.	The Company has assumed it will attain an inventory turnover rate of 3.5 times by year end, working toward the long term goal of 5.0 inventory turns per year. ASV’s 2007 guidance assumes capital expenditures and depreciation each to be approximately $3 million.
Q4:	Does the 2007 guidance assume any activity under ASV’s $50 million, three year share buyback program announced October 31, 2006?
A.	Yes. The figure of 26.7 million fully diluted shares outstanding for 2007 assumes the Company repurchases 1 million shares during 2007.
Q5:	Can you comment on the mix of price and volume as the determinants of your 2007 sales figures?

A:	Our anticipated sales results in 2007 are predominantly driven by volume changes.
About ASV
     ASV designs, manufactures and sells rubber track machines and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi-Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. provides traction products and attachments for the skid steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.

     Forward Looking Statements
     Note: The statements set forth above regarding ASV’s future expected sales, sales mix, expense levels, the effects of SFAS 123(R), earnings per share and anticipated start of production for new models are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, unanticipated problems or delays experienced by Vermeer relating to the manufacturing or marketing of the Vermeer machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV’s ability to realize the anticipated benefits from its relationship with Caterpillar, corporate developments at Vermeer and ASV’s ability to realize the anticipated benefits from its relationship with Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.